EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Funds, Inc. Bond Fund (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
795,844,650.407	25,297,100.106

Jarold W. Boettcher
For	Against
795,637,051.040	25,504,699.473

James M. Concannon
For	Against
795,161,956.164	25,979,794.349

John A. Dillingham
For	Against
795,203,907.465	25,937,843.048

David P. Gardner
For	Against
794,131,407.623	27,010,342.890

Joseph Harroz, Jr.
For	Against
796,047,159.784	25,094,590.729

John F. Hayes
For	Against
791,198,980.164	29,942,770.349

Robert L. Hechler
For	Against
790,716,647.212	30,425,103.301

Albert W. Herman
For	Against
794,976,823.833	26,164,926.680

Henry J. Herrmann
For	Against
795,186,484.228	25,955,266.285

Glendon E. Johnson, Sr.
For	Against
792,506,627.592	28,635,122.921

Frank J. Ross, Jr.
For	Against
795,526,741.963	25,615,008.550

Eleanor B. Schwartz
For	Against
794,616,847.649	26,524,902.864

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
105,772,756.148	2,542,401.945	3,913,099.027